-------------------------------------------
                                     Global
                                      Gold
                                  Corporation
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                   45 East Putnam Avenue o Greenwich, CT 06830
                      Tel: 203.422.2300 o Fax: 203.422.2330
                          Email: ggc@globalgoldcorp.com


                                                              August 9, 2007


Juan Jose Quijano Fernandez
El Vergel 2316
Santiago Chile


RE: Madre de Dios Mining Property Joint Venture and Options for Chiloe and
                            Ipuin Island Properties

         Dear Juan Jose:

         I am pleased to confirm that our board has authorized our Chilean subsidiary to proceed with the joint venture on the Madre de Dios mining project that we have been discussing. I know our attorney, Mr. Jose Manuel Borques has been in touch with you, and we appreciate your working with him to expedite and complete the due diligence and joint venture formation. Dr. Ted Urquhart is planning to return to Santiago on August 14, and we have arranged for our technical expert in placer deposits to visit Santiago and the property during the week of August 20. In addition, we are interested in pursuing options on the Ipuin and Chiloe projects now, and we would also like Dr. Urquhart to visit the Lippangue property after he returns. Our commitment, as you understand, is subject to completion of satisfactory legal and technical due diligence.

In summary, the terms for the Madre de Dios project are as follows: a 500,000 euro deposit upon execution of the acquisition agreement anticipated to be on August 14, 2007 (provided our preliminary due diligence is satisfactorily completed 250,000 euros will be released to you as a payment from this deposit on or before September 3, 2007, and, provided the subsequent due diligence is also satisfactorily completed, the additional 250,00 euros will be released to you from this deposit on or before October 1, 2007); a 60 day due diligence period; upon our satisfaction with the due diligence, the formation of a joint venture company 51-49 in favor of Global Gold (including 3 directors two of whom will be appointed by Global Gold, myself and Dr. Urquhart, but with certain major issues decided unanimously); also upon formation of the joint venture company and transfer of properties, the payment of an additional 500,000 euros bringing the total payment to 1 million euros at the start (with the release of the prior deposit); Global Gold commits to finance at least one plant and mining operation within 6 months as well as a mutually agreed exploration program to establish proven reserves according to Canadian 43-101 standards (estimated to be up to $3 million--we acknowledge that you think that plant will be closer to $1.3 million, but are prepared to commit up to $3 million), if that is successful we will finance two additional plants/operations within a year; from the profit of the joint venture, you will be entitled to an extra share based on the following scale of 28 million euros for (a) 5 million ounces of gold produced in 5 years or (b) 5 million ounces of gold proven as reserves according to Canadian 43-101 standards in 5 years- so, if within five years the joint venture produces 5 million ounces of gold you would get 27 million additional euros (bringing the total to the 28 million euros), if we only recover 2.5 million ounces in 5 years, you get an extra profit share to total to 14 million euros, and if in 5 years we produce 10 million ounces of gold would get an extra profit share to total to 56 million euros (payments to you will come as the joint venture produces gold as mutually agreed , for example after the production of every 100,000 or 250,000 ounces); and part of our payments to you on the Madre de Dios and/or other properties/options may be in Global Gold stock on mutually agreeable terms.

         As an advance on our investment in the joint venture, we will also pay on or before August 29, 2007 $60,000 USD to cover payment due to the government to maintain the license on the Madre de Dios property. On or before August 29, 2007 we will also pay $100,000 USD to acquire a three month exclusive option to acquire the Ipuin Island and Chiloe Island projects on mutually agreeable terms; this $100,000 payment will be used to cover government charges and mensura fees for those properties.


         If you have any comments or questions on this feel free to discuss them with Mr. Borquez or call me directly. If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon it will constitute our agreement with respect to the subject matter hereof.

         We all look forward to a bright future together.

                                             Sincerely yours,

                                             Global Gold Corporation

                                             By:
                                                 --------------------------
                                                 Van Z. Krikorian, Chairman

Confirmed and Agreed to:


____________________________
Juan Jose Quijano Fernandez



Date: ___________________